Exhibit 99.2

PRESS RELEASE

Premier, Inc. to present at 33rd Annual J.P. Morgan Healthcare Conference

CHARLOTTE, NC, January 6, 2015 – Premier, Inc. (NASDAQ: PINC), a leading healthcare improvement company, announced today that its president and CEO, Susan DeVore, will present at the 33rd Annual J.P. Morgan Healthcare Conference in San Francisco on Monday, January 12, 2015, at 3:30 p.m. PT.

The presentation will be audio webcast live through the investor relations page on Premier’s website at investors.premierinc.com, where presentation slides will also be available. The audio webcast will be archived on the company’s website for approximately 90 days.

DeVore will be accompanied by Premier’s Chief Operating Officer, Michael J. Alkire; Chief Financial Officer, Craig McKasson; and other members of the management team.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,400 U.S. hospitals and 110,000 other providers to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier, a Malcolm Baldrige National Quality Award recipient, plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

CONTACT: Jim Storey, Vice President, Investor Relations, Premier, Inc.; 704-816-5958; Jim_Storey@Premierinc.com

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